Prospectus Supplement	Issuer Free Writing Prospectus (Filed pursuant to Rule 433)
(to Prospectus dated December 9, 2019)	Registration No. 333-235421

ZEDGE, INC.

$5,000,000

Class B Common Stock

We filed a registration statement (including a prospectus, which we call the original prospectus) with the Securities and Exchange Commission on December 9, 2019 for the offering to which this communication relates. Before you invest, you should read the original prospectus and the other documents that we have filed with the Securities and Exchange Commission for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s web site at www.sec.gov. Alternatively, we will arrange to send you the original prospectus and this prospectus supplement if you request them by calling us at (330) 577-3424.

This prospectus supplement updates, amends and supplements the information previously included in our original prospectus. Under the original prospectus and this prospectus supplement, we may now offer and sell shares of our Class B common stock, $0.01 par value per share, and/or warrants to purchase our Class B common stock having an aggregate offering price of up to $5,000,000 from time to time. Prior to, or on the date of this prospectus supplement, we sold an aggregate of 1,734,459 shares of our Class B common stock (the “Shares”) for proceeds of approximately $2.25 million. We sold 76,646 Shares at a purchase price of $1.67 per share and an additional 1,657,813 Shares at a purchase price of $1.28 per share, which represents a 20% discount to the 10-day trailing Volume Weighted Average Price, or VWAP, of our Class B common stock ending at the close of business on January 31, 2020.

Our Class B common stock is traded on the NYSE American under the symbol “ZDGE.” The last reported sale price of our Class B common stock on February 4, 2020 was $1.62 per share.

Investing in our Class B common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page 5 of the original prospectus, the section captioned “Item 1A—Risk Factors” in our most recently filed annual report on Form 10-K, which is incorporated by reference into this prospectus supplement and the original prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the original prospectus.

This prospectus supplement should be read in conjunction with the original prospectus, and is qualified by reference to the original prospectus, except to the extent that the information presented herein supersedes the information contained in the original prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the original prospectus or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 5, 2020.